[MOORE LETTERHEAD]

                                                                    NEWS RELEASE

                              MOORE REPORTS STRONG
                              FIRST QUARTER RESULTS

MISSISSAUGA, ON AND STAMFORD, CT (April 28, 2003) - Moore Corporation Limited (TSX, NYSE: MCL) today announced improved results for the first quarter ended March 31, 2003.

For the first quarter of 2003 the Company reported GAAP (Canadian Generally Accepted Accounting Principles) net earnings of $29.2 million, or $0.26 per share, versus a GAAP net earnings of $12.5 million, or $0.11 per share, for the same period in 2002.

The Company's first quarter 2003 income from operations was $35.9 million versus $21.9 million in 2002. This improvement is principally due to improved operating results across all business segments as cost savings continue to result from prior restructuring activities and overall focus on financial discipline.

Net sales for the first quarter were $511.1 million compared to $529.5 million in 2002. The decrease primarily results from sales declines in the U.S. and Canadian Forms and Labels business and domestic direct mail operations, as customers deferred spending decisions as a result of current macroeconomic and geopolitical conditions, as well as the Company's decision to exit unprofitable business.

Cost of sales decreased $15.6 million to $345.4 million or 67.6% of consolidated net sales for the first quarter of 2003, compared with 68.2% for the first quarter of 2002. This decrease is due to benefits achieved through production efficiencies and manufacturing improvements and reduction of vendor costs as a result of partnering with suppliers.

Selling, general and administrative costs decreased $15.8 million to $108.6 million or 21.2% of consolidated net sales for first the three months of 2003, compared to $124.4 million or 23.5% in 2002. The improvements are attributable to the Company's continued focus on containment of discretionary spending.

Included in investment and other income for the three months ended March 31, 2003, are net gains on disposition of certain properties and equipment of $1.2 million.

Net interest expense increased by $3.9 million to $6.5 million for the three months ended March 31, 2003 compared to 2002, primarily related to $3.2 million of pre-acquisition related interest expense associated with the pending Wallace acquisition.

In evaluating the operating performance of its business, Moore's management excludes certain charges or credits that are required by GAAP. These items, which are identified in the table below, are unusual and Moore does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business. Items that would result in an increase to first quarter earnings per share are noted in parenthesis in the table below.

                                                       QUARTER ENDED  PER SHARE
                                                       MARCH 31, 2003   EFFECT
                                                       -------------- ----------
                                                        (In thousands)
ITEM

Net gain on sale of property                                $1,173     $(0.01)

Pre-acquisition interest related to pending merger (1)      $3,226     $ 0.03

Income tax adjustment (2)                                   $8,836     $(0.08)



(1) $3.2 million of interest expense in the Consolidated Statement of Operations is attributable to interest, deferred issue cost amortization, and discount amortization related to the financing of the pending merger with Wallace Computer Services, Inc.


(2) Tax adjustment to reflect the Company's expected income tax rate of 30% (excluding gain on sale of property and pre-acquisiton interest).



SUMMARY OF FIRST QUARTER RESULTS

o Sales in the first quarter 2003 of $511.1 million compared to sales of $529.5 million in the first quarter 2002.

o GAAP net earnings for the first quarter 2003 was $29.2 million or $ 0.26 per share compared to GAAP net earnings of $12.5 million or $0.11 per share for first quarter 2002.

o GAAP income from operations of $35.9 million in the first quarter 2003, compared to GAAP income from operations of $21.9 million for the same period in 2002.

Moore Corporation Limited will hold a conference call on April 29, 2003, at 10:00 AM EDT to discuss first quarter results. The call will be webcast at www.moore.com under the Investor's Information section.

All currency is expressed in U.S. Dollars

                           MOORE CORPORATION LIMITED
                     Consolidated Statements of Operations
                For the quarters ending March 31, 2003 and 2002
          U.S. Currency (000's), Except shares and earnings per share


                                               ---------   ---------
                                                  2003        2002
                                               ---------   ---------
SALES                                          $ 511,145   $ 529,501
                                               ---------   ---------
Cost of sales                                    345,452     361,008

Selling, general and administrative expenses     108,658     124,478

Depreciation and amortization                     21,175      22,155
                                               ---------   ---------
                                                 475,285     507,641
                                               ---------   ---------
INCOME FROM OPERATIONS                            35,860      21,860
                                               ---------   ---------
Investment and other income (expense)                839      (1,495)

Interest expense, net                              3,273       2,611

Pre-acquisition interest expense, net              3,226          --
                                               ---------   ---------
EARNINGS BEFORE TAXES AND MINORITY INTEREST       30,200      17,754
                                               ---------   ---------
Income tax expense                                   840       4,794

Minority interest                                    202         467
                                               ---------   ---------
NET EARNINGS                                   $  29,158   $  12,493
                                               =========   =========
PER SHARE DATA:
EARNINGS PER SHARE (Basic)                     $    0.26   $    0.11
AVERAGE SHARES OUTSTANDING (Basic)               112,276     111,848
                                               ---------   ---------
EARNINGS PER SHARE (Diluted)                   $    0.26   $    0.11
AVERAGE SHARES OUTSTANDING (Diluted)             113,229     114,269
                                               ---------   ---------

                                       ###


Founded in 1882, Moore Corporation Limited is an international leader in the management and distribution of print and digital information. Moore operates in three complementary business segments: Forms and Labels, Outsourcing and Commercial. The Forms and Labels business designs, manufactures and sells paper based and electronic business forms and labels and provides electronic print management solutions. The Outsourcing business provides high quality, high volume variably imaged print and mail, electronic statement and database management services. The Commercial business produces high-quality, multi-color personalized business communications and provides direct marketing services, including project, database and list management services. The Moore Internet address is www.moore.com.



This news release contains statements relating to future results of Moore (including certain anticipated, believed, expected, and estimated results) and Moore's outlook (the achievement of net sales and earnings per share targets for
2003) that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following: dependence on key management personnel, the effect of competition, the effects of paper and other raw material price fluctuations and shortages of supply, the successful execution of cross-selling, cost containment and other key strategies, the successful negotiation, execution and integration of acquisitions, the ability to renegotiate or terminate unprofitable contracts, the ability to divest non-core businesses, the rate of migration from paper-based forms to digital formats, future growth rates in Moore's core business, the impact of currency fluctuations in the countries in which Moore operates, the impact of the merger with Wallace Computer Services, Inc., the possibility of future terrorist activity or the outbreak of war or other hostilities in the United States, Canada or abroad, general economic and other factors beyond Moore's control, and other assumptions, risks and uncertainties described from time to time in Moore's periodic filings with the United States and Canadian securities regulators. The Audit Committee of Moore's Board of Directors has reviewed this press release.
                                -----------------

Inquiries from analysts, investors and media should be directed to Robert G. Burton Jr., Senior Vice President, Investor Relations for the Company at (203) 406-3712.